Exhibit 99.1
For immediate release:

Bank of Commerce announces new Director — Dave Bonuccelli
REDDING, California February 20, 2008/ PR Newswire— Bank of Commerce Holdings (NASDAQ: BOCH), a $618.3 million asset financial holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced Dave Bonuccelli has joined the Board of Directors of Redding Bank of Commerce.
“We are very excited to welcome a director of Mr. Bonuccelli’s caliber, business experience and financial expertise to our Board”, said Patrick J. Moty, President & CEO.
Mr. Bonuccelli is the owner David L. Bonuccelli & Associates, Inc. Mr. Bonuccelli is a Registered Investment Advisor with the SEC and State of California and a Licensed California Real Estate Broker, providing real estate investment management and consulting services in the areas of real estate acquisitions, dispositions, valuation of projects, asset management, lease negotiations, loan origination, and loan servicing. During the thirteen years the business has operated, his Company has produced over $700 Million in transactions. Clients include Corporations, Tax-Exempt Public and Private Institutional Funds, Non-Profit Foundations, and Family Trusts. As President, responsibilities include new client development, portfolio management, client reporting, loan underwriting, and oversight of all worked performed by professional staff.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™. The Company is a federally insured California banking corporation and opened on October 22, 1982.
BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett/ John Cavender
555 Market Street
San Francisco, CA      (800) 346-5544
Wachovia Securities/ Ken Myers, Rick Hansen
10466 Brunswick Road
Grass Valley, CA     (888) 383-3112
Morgan Stanley/ Rick Hill
310 Hemsted Drive, Suite 100
Redding, CA
(800) 733-6126
Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, CA
(800) 926-5040